Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES EXPIRATION OF EXCHANGE OFFER
     NEW YORK, NY, September 24, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced the expiration of its exchange offer (the “Exchange Offer”) for any and all of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”) announced on July 13, 2009, extended on each of August 11, 2009 and August 25, 2009, and amended on September 9, 2009. The Exchange Offer expired at 5:00 p.m., New York City time, on September 23, 2009 (the “Expiration Date”). As of the Expiration Date no Old Notes had been tendered for exchange and approximately $67.3 million principal amount of Old Notes currently remain outstanding.
     This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the ongoing effects of the recent economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
(3)
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